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Exhibit 23.3

Consent of Independent Registered Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-00000) pertaining to the CompuCredit Corporation 2004 Restricted Stock Plan of our report dated March 26, 2002, with respect to the consolidated statements of operations, shareholders' equity and cash flows of CompuCredit Corporation and subsidiaries for the year ended December 31, 2001 included in its' Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Atlanta, Georgia
August 2, 2004

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Consent of Independent Registered Public Accountants